Schedule I - Summary of Investments - Other

Than Investments in Related Parties

FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2019

Column A	Column B	Column C	Column D
			Amount at which
			shown in the balance
Type of Investment	Cost (1)	Value	sheet
		(Dollars in thousands)
Fixed maturities, available for sale:
Bonds:
Corporate	$3,376,432	$3,778,950	$3,778,950
Mortgage- and asset-backed	2,276,184	2,409,899	2,409,899
United States Government and agencies	12,417	14,123	14,123
States and political subdivisions	1,332,914	1,477,173	1,477,173
Total	6,997,947	$7,680,145	7,680,145

Equity securities:
Common stocks:
Industrial, miscellaneous and all other	18,656	$18,298	18,298
Non-redeemable preferred stocks	70,026	74,800	74,800
Total	88,682	$93,098	93,098

Mortgage loans (2)	1,012,007		1,012,505
Investment real estate	955		955
Policy loans	201,589		201,589
Short-term investments	1,249		1,249
Other investments	41,794		62,680
Total investments	$8,344,223		$9,052,221

(1)         Cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short- term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)         Amount shown on balance sheet differs from cost due to allowance for possible losses.

Schedule III - Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2019:
Annuity	$88,295	$4,105,054	$—	$335,222
Life Insurance	341,143	2,872,119	22,025	188,220
Corporate and Other	51,186	417,172	10,886	26,931
Impact of unrealized gains/losses	(200,227)	30,642	(18,025)	—
Total	$280,397	$7,424,987	$14,886	$550,373

December 31, 2018:
Annuity	$93,819	$4,036,152	$—	$338,646
Life Insurance	308,937	2,776,656	19,427	194,879
Corporate and Other	52,999	416,403	11,021	30,354
Impact of unrealized gains/losses	(46,732)	1,642	(5,134)	—
Total	$409,023	$7,230,853	$25,314	$563,879
December 31, 2017:
Annuity	$92,116	$3,963,187	$—	$355,877
Life Insurance	287,421	2,677,519	17,043	201,693
Corporate and Other	60,517	419,411	11,341	32,083
Impact of unrealized gains/losses	(147,173)	18,499	(12,705)	—
Total	$292,881	$7,078,616	$15,679	$589,653

Schedule III - Supplementary Insurance Information (Continued)
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred acquisition costs	Other operating expenses
	(Dollars in thousands)
December 31, 2019:
Annuity	$6,681	$203,211	$118,085	$16,374	$25,245
Life Insurance	274,605	156,710	270,916	2,819	84,596
Corporate and Other	42,241	31,295	39,180	2,109	14,120
Change in fair value of derivatives	1,404	26,609	22,932	631	—
Impact of realized gains/losses (1)	2	—	14	234	—
Total	$324,933	$417,825	$451,127	$22,167	$123,961

December 31, 2018:
Annuity	$5,173	$216,842	$124,015	$11,243	$25,892
Life Insurance	272,797	156,759	276,571	15,264	84,389
Corporate and Other	43,579	30,085	34,465	7,930	15,086
Change in fair value of derivatives	(310)	(15,480)	(6,065)	(904)	—
Impact of realized gains/losses (1)	(181)	—	(24)	(346)	—
Total	$321,058	$388,206	$428,962	$33,187	$125,367

December 31, 2017:
Annuity	$4,484	$217,308	$122,224	$8,506	$24,633
Life Insurance	260,780	156,795	264,657	14,368	78,313
Corporate and Other	43,474	32,038	39,060	913	15,150
Change in fair value of derivatives	—	2,263	(1,021)	(146)	—
Impact of realized gains/losses	(515)	—	(19)	(216)	—
Total	$308,223	$408,404	$424,901	$23,425	$118,096

(1)         Beginning in 2018, amount includes changes in fair value of equity securities.

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2019:
Life insurance in force, at end of year	$65,683,485	$13,770,695	$430,583	$52,343,373	0.8%
Insurance premiums and other considerations:
Interest sensitive product charges	$125,789	$1,010	$2,291	$127,070	1.8%
Traditional life insurance premiums	222,955	25,347	255	197,863	0.1%
Accident and health premiums	5,447	5,006	—	441	—%
	$354,191	$31,363	$2,546	$325,374	0.8%
Year ended December 31, 2018:
Life insurance in force, at end of year	$64,290,040	$14,029,567	$455,176	$50,715,649	0.9%
Insurance premiums and other considerations:
Interest sensitive product charges	$121,456	$1,044	$2,377	$122,746	1.9%
Traditional life insurance premiums	223,960	25,779	131	198,312	0.1%
Accident and health premiums	6,038	5,627	—	411	—
	$351,454	$32,450	$2,508	$321,469	0.8%
Year ended December 31, 2017:
Life insurance in force, at end of year	$62,667,310	$14,086,576	$487,284	$49,068,018	1.0%
Insurance premiums and other considerations:
Interest sensitive product charges	$111,616	$1,021	$2,341	$112,936	2.1%
Traditional life insurance premiums	220,866	25,832	296	195,330	0.2%
Accident and health premiums	6,486	6,069	—	417	—
	$338,968	$32,922	$2,637	$308,683	0.9%